Exhibit 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

dated as of

JANUARY 10, 2011

by and among

iGATE CORPORATION

and

VISCARIA LIMITED

i

ARTICLE V Representations and Warranties of Investor		18
5.1	Organization and Existence	18
5.2	Authorization	18
5.3	No Conflict, Breach, Violation or Default	18
5.4	No Company Stock Ownership	19
5.5	Purchase Entirely for Own Account	19
5.6	Investment Experience	19
5.7	Restricted Securities	19
5.8	Private Placement	19
5.9	Financial Capability	20
5.10	Partnership Status	20

ARTICLE VI Covenants and Agreements		20
6.1	Interim Operations of the Company	20
6.2	Further Assurances	23
6.3	Preparation of the Proxy Statement; Stockholders’ Meeting	23
6.4	Escrow Deposit	25
6.5	Compliance with Transaction Documents	25
6.6	Reasonable Access	25
6.7	Integration	25
6.8	Notification	25
6.9	Securities Law Disclosure; Publicity	25
6.10	Use of Proceeds	26
6.11	Notices	26
6.12	Legends	26
6.13	Company Listing	27
6.14	Permitted Public Offering	27
6.15	NASDAQ Compliance	27
6.16	Loan Documents	27
6.17	Board Observer	27

ARTICLE VII Survival; Losses		28
7.1	Survival	28
7.2	Losses	28

ARTICLE VIII Termination		31
8.1	Termination Prior to First Closing	31
8.2	Effect of Termination	31
8.3	Termination Prior to Second Closing	32
8.4	Effect of Termination	32

ARTICLE IX Miscellaneous and General		33
9.1	Successors and Assigns	33
9.2	Counterparts; Facsimiles or Emails	33
9.3	Headings; Interpretation	33
9.4	Notices	34
9.5	Expenses; Transfer Taxes	35
9.6	Amendments and Waivers	35

9.7	Specific Performance	35
9.8	Severability	36
9.9	No Strict Construction	36
9.10	Entire Agreement	36
9.11	Third Party Beneficiaries	36
9.12	No Personal Liability of Directors, Officers, Owners, Etc.	36
9.13	Governing Law; CONSENT TO JURISDICTION	36
9.14	WAIVER OF JURY TRIAL	37

Schedules

Schedule 1	First Closing Preferred Share Details
Schedule 2	Second Closing Preferred Share Details
Schedule 3	Additional Financing Details
Schedule 4.4(a)	Capitalization
Schedule 4.4(c)	Instruments Requiring Issuances; Grants and Awards
Schedule 4.13(a)	Material Contracts

Exhibits

Exhibit A	Definitions
Exhibit B	Investor Rights Agreement
Exhibit C	Series B Statement with Respect to Shares
Exhibit D	Voting and Standstill Agreement
Exhibit E	Form of First Closing Legal Opinion - Latham & Watkins LLP
Exhibit F	Form of First Closing Legal Opinion - Reed Smith LLP
Exhibit G	Form of Second Closing Legal Opinion - Latham & Watkins LLP
Exhibit H	Form of Second Closing Legal Opinion - Reed Smith LLP
Exhibit I	Form of Third Amended and Restated Articles

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of January 10, 2011 by and among iGATE Corporation, a Pennsylvania corporation (the “Company”), and Viscaria Limited, a private company limited by shares formed under the Laws of Cyprus (“Investor”). Each of Investor and the Company are from time to time referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used, but not otherwise defined in this Agreement, shall have the respective meanings ascribed to such terms in Exhibit A.

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, (a) each of iGATE Global Solutions Limited, a company incorporated under the Laws of the Republic of India and a wholly-owned indirect subsidiary of the Company (together with its successors and permitted assigns, “iGATE India”), and Pan-Asia iGATE Solutions, a company limited by shares incorporated under the Laws of the Republic of Mauritius and a wholly-owned indirect subsidiary of the Company (together with its successors and permitted assigns, “iGATE Mauritius”, and together with iGATE India, the “iGATE Purchasers”) has entered into that certain Share Purchase Agreement, dated as of the date hereof, with the sellers listed on the signature pages thereto (as amended from time to time in accordance with its terms, the “Patni SPA”), and (b) iGATE Mauritius has entered into (i) that certain Share Purchase Agreement and (ii) that certain Securities Purchase Agreement, in each case, dated as of the date hereof, with General Atlantic Mauritius Limited (each as amended from time to time in accordance with its terms, a “GA SPA”, and both together with the Patni SPA, the “Patni Purchase Agreements”);

WHEREAS, upon the consummation of the transaction contemplated by the Patni Purchase Agreements, the iGATE Purchasers shall acquire (the “Acquisition”) a majority of the outstanding equity interests of Patni Computer Systems Limited, a company incorporated under the Laws of the Republic of India (“Patni”);

WHEREAS, in accordance with the terms of this Agreement, the Company proposes to issue and sell to Investor the aggregate number of shares specified herein of the Company’s preferred stock designated as 8% Series B Convertible Participating Preferred Stock, no par value per share, having the rights, preferences, privileges and restrictions set forth in the Series B Statement with Respect to Shares (together with any securities into which such shares may be reclassified, the “Series B Preferred Stock”), pursuant to, on the terms of and subject to the satisfaction of the conditions set forth in this Agreement (collectively, the “Issuance”);

WHEREAS, in connection with the Acquisition, Investor has agreed, upon the terms and conditions set forth herein, to provide the Additional Financing;

WHEREAS, the cash proceeds received by the Company in connection with the Issuance and the Additional Financing (if any) shall be used by the Company to invest in iGATE Mauritius, indirectly through iGATE Technologies Inc., a Pennsylvania corporation and parent company of iGATE Mauritius, to enable iGATE Mauritius to fund a portion of the Acquisition and the payment of related costs and expenses in accordance with this Agreement;

WHEREAS, the Issuance is being made in a private placement without registration under the Securities Act or any other applicable securities Laws, in reliance on one or more exemptions from the registration and other requirements thereunder; and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises made herein, the respective representations, warranties covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Deliverables at Signing

1.1 Signing Deliverables. Prior to or simultaneously with the execution of this Agreement, the Company shall:

(a) deliver or cause to be delivered to Investor a certificate executed by the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, attaching thereto and certifying as true, correct and complete: (i) a copy of the Articles certified by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania as the true, correct and complete copy thereof (which Articles shall not have been amended or modified in any manner on or after such date); (ii) copies of the Bylaws; (iii) a certificate from the Secretary of the Commonwealth of the Commonwealth of Pennsylvania as to the Company’s good standing in such jurisdiction; and (iv) copies of the resolutions of the Board authorizing this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (the “Resolutions”); and

(b) deliver or cause to be delivered to Investor an executed copy of the Voting and Standstill Agreement.

ARTICLE II

First Closing

2.1 First Closing Purchase and Sale of First Closing Shares. In reliance upon the representations, warranties and covenants, and upon the terms and subject to the satisfaction of the conditions set forth in Section 2.3, at the First Closing, the Company hereby agrees to sell, issue and convey to Investor, and Investor hereby agrees to purchase from the Company, the aggregate number of First Closing Shares in exchange for the purchase price per share, in each case, set forth on Schedule 1 attached hereto. For the avoidance of doubt, the aggregate amount to be paid by Investor to the Company in respect of the First Closing Shares shall be an amount equal to the First Closing Purchase Price.

2.2 First Closing. Subject to the satisfaction of the conditions set forth in Section 2.3 (other than those conditions that are to be satisfied at the First Closing itself) or the waiver thereof in writing by the Company and/or Investor (as applicable), the closing of the purchase and sale of the Preferred Shares contemplated by Section 2.1 (the “First Closing”) shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or such other location as the Parties shall mutually agree, two (2) Business Days prior to the Escrow Deposit Date, as defined in the Patni SPA (such date, the “First Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all Parties at the First Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.3 Conditions to First Closing.

(a) Conditions to Obligations of All Parties. The obligation of the Company to sell, and the obligation of Investor to purchase, the First Closing Shares and the obligation of the Parties to consummate the transactions contemplated by this Agreement to occur on the First Closing Date are subject to the satisfaction, or written waiver by each Party, of the following conditions on or prior to the First Closing Date:

(i) No Order; Legality. There shall not be in effect any Order or any Law restraining, prohibiting or otherwise preventing the consummation of the transactions contemplated by the Transaction Documents.

(ii) Open Offer Consideration. All conditions precedent to the obligation of the iGATE Purchasers to fund the Open Offer Consideration (as defined in the Patni SPA) set forth in the Patni SPA shall have been satisfied.

(iii) Filing of Statement with Respect to Shares. The Series B Statement with Respect to Shares shall have been accepted for filing with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania.

(b) Conditions to Obligations of Investor. The obligation of Investor to purchase the First Closing Shares and to consummate the transactions contemplated by this Agreement to occur on the First Closing Date are subject to the satisfaction, or written waiver by Investor, of the following conditions on or prior to the First Closing Date:

(i) Covenants. The Company shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by the Company pursuant to this Agreement and other Transaction Documents (in each case, to which the Company is a party and to the extent required to be given effect on or prior to the First Closing Date) at or prior to the First Closing. Investor shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to such effect.

(ii) Escrow Deposit. The Company shall provide evidence (reasonably satisfactory to Investor) that (i) the Initial Open Offer Deposit has been deposited (and remains on deposit) with the Escrow Agent (as defined in the Patni SPA) and (ii) iGATE India has initiated a wire transfer of immediately funds in respect of the deposit the Rs. equivalent of the sum of at least USD $65,000,000, in accordance with the terms of Patni Purchase Agreements, with the Escrow Agent (as defined in the Patni SPA).

(iii) Closing Deliveries. The Company shall have delivered or caused to be delivered to Investor the items required by Section 2.4(b).

(c) Conditions to Obligations of the Company. The obligation of the Company to sell the First Closing Shares and to consummate the transactions contemplated by this Agreement to occur on the First Closing Date are subject to the satisfaction, or written waiver by the Company, of the following condition on or prior to the First Closing Date:

(i) Closing Deliveries. Investor shall have delivered or caused to be delivered to the Company the items required by Section 2.4(a).

(d) Failure of Conditions. No Party to this Agreement may rely on the failure of any condition set forth in this Section 2.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of this Agreement.

2.4 Deliveries at the First Closing.

(a) Deliveries by Investor. At the First Closing, Investor shall deliver or cause to be delivered to the Company the following items:

(i) the First Closing Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by the Company no later than two (2) Business Days prior to the First Closing Date;

(ii) a counterpart to the Investor Rights Agreement executed on behalf of Investor by a duly authorized signatory thereof; and

(iii) all such other documents, certificates and instruments as the Company may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Documents (in each case, to which the Company is a party and to the extent required to be given effect on or prior to the First Closing Date).

(b) Deliveries by the Company. At the First Closing, the Company shall deliver or cause to be delivered to Investor the following items:

(i) stock certificates (such certificate(s) to be in the name of, and in the denomination(s) specified to the Company by, Investor) representing the First Closing Shares in a form reasonably acceptable to Investor;

(ii) a counterpart to the Investor Rights Agreement executed on behalf of the Company by a duly authorized executive officer of the Company;

(iii) evidence, in a form reasonably satisfactory to Investor, of the due filing and acceptance of the Series B Statement with Respect to Shares with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania;

(iv) evidence that each Investor Director (as defined in the Investor Rights Agreement) has been duly appointed to the Board concurrently with the issuance of the First Closing Shares and that any observer designated by the Majority Sponsor Investors (as defined in the Investor Rights Agreement) has been authorized to attend meetings of the Board, in each case, in accordance with the terms of the Investor Rights Agreement;

(v) a certificate from the Chief Financial Officer of the Company, given by such individual on behalf of the Company and not in his individual capacity, to the effect that the condition set forth in Section 2.3(b)(i) has been satisfied;

(vi) a certificate executed by the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying that none of the (i) Articles (other than in accordance with Section 2.4(b)(iii)), (ii) Bylaws, or (iii) Resolutions, in each case (copies of which were delivered pursuant to Section 1.1(a) at or prior to the date hereof), has been amended or otherwise modified since the date hereof;

(vii) a certificate from the Secretary of the Company certifying that the First Closing Shares do not constitute United States real property interests within the meaning of Section 897 of the Code, such certification to be in compliance with Sections 897 and 1445 of the Code;

(viii) legal opinions of Company Counsel, substantially in the forms of Exhibits E and F attached hereto; and

(ix) all such other documents, certificates and instruments as Investor may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Documents (in each case, to which Investor is a party and to the extent required to be given effect on or prior to the First Closing Date) or to vest in Investor good and valid title to the First Closing Shares.

ARTICLE III

Second Closing

3.1 Second Closing Purchase and Sale of Second Closing Shares; Additional Financing.

(a) Purchase and Sale of Second Closing Shares. In reliance upon the representations, warranties and covenants, and upon the terms and subject to the satisfaction of the conditions set forth in Section 3.3, at the Second Closing and subject to Section 3.1(c), the Company hereby agrees to sell, issue and convey to Investor, and Investor hereby agrees to purchase from the Company, the aggregate number of Second Closing Shares in exchange for the purchase price per share, in each case, set forth on Schedule 2 attached hereto. For the avoidance of doubt, the aggregate amount to be paid by Investor to the Company in respect of the Second Closing Shares shall be an amount equal to the Second Closing Purchase Price. Notwithstanding anything to the contrary in this Agreement, if the Acquisition shall have, for any reason, failed to occur prior to the termination by either the Company or Investor pursuant to Section 8.3 of their obligations to consummate the Second Closing, then the Company shall have no further obligation whatsoever to sell or issue to Investor, and Investor shall have no further right to purchase, any Second Closing Shares or Additional Financing Shares hereunder.

(b) Additional Financing. If a timely Additional Financing Notice is received by Investor, then, at the Second Closing, Investor hereby agrees to deliver to the Company, and the Company hereby agrees to accept, the aggregate amount of Additional Financing requested in such Additional Financing Notice in exchange for issue and conveyance to Investor of the Additional Financing Shares in accordance with the terms of this Agreement.

(c) Interim Funding. Prior to the Second Closing, the Parties may agree to consummate a partial purchase by Investor of the Second Closing Shares set forth on Schedule 2 (at price per share set forth thereon) with the purchase price for such partial purchase not to exceed $30,000,000 in the aggregate (the amount so funded, the “Interim Funding”), if the Parties mutually agree that such funds are required prior to the Second Closing Date in order to enable the iGATE Purchasers to satisfy their obligation to fund the Open Offer Consideration (as defined in the Patni SPA), notwithstanding the funding of the Open Offer Escrow (as defined in the Patni SPA). If the Interim Funding occurs, the obligation of Investor to purchase Preferred Shares pursuant to Section 3.1(a) shall be correspondingly reduced by the aggregate amount of the Interim Funding.

3.2 Second Closing. Subject to the satisfaction of the conditions set forth in Section 3.3 (other than those conditions that are to be satisfied at the Second Closing itself) or the waiver thereof in writing by the Company and/or Investor (as applicable), the closing of the purchase and sale of the Preferred Shares contemplated by Section 3.1(a) (as adjusted pursuant to Section 3.1(c), if applicable) and the provision of the Additional Financing, if any, contemplated by Section 3.1(b) (the “Second Closing”) shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, or such other location as the Parties shall mutually agree, two (2) Business Days prior to the Completion Date, as defined in the Patni SPA (such date, the “Second Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all Parties at the Second Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.3 Conditions to Second Closing.

(a) Conditions to Obligations of All Parties. The obligation of the Company to sell, and the obligation of Investor to purchase, the Second Closing Shares (as adjusted for any Second Closing Shares already purchased pursuant to Section 3.1(c) above) and the obligation of the Parties to consummate the transactions contemplated by this Agreement to occur on the Second Closing Date are subject to the satisfaction, or written waiver by each Party, of the following conditions on or prior to the Second Closing Date:

(i) First Closing. The First Closing shall have occurred in accordance with the terms of this Agreement.

(ii) No Order; Legality. There shall not be in effect any Order or any Law restraining, prohibiting or otherwise preventing the consummation the transactions contemplated by the Transaction Documents.

(iii) HSR Act and Antitrust Compliance. Any waiting periods under the HSR Act or other applicable Antitrust Laws applicable to or in respect of the transactions contemplated by the Transaction Documents shall have expired or been terminated.

(iv) Patni Purchase Agreements. All conditions precedent to the obligations of the respective parties to consummate the closing of the transactions under the Patni Purchase Agreements shall have been satisfied and/or waived, in each case, in accordance with the terms of such agreements, as applicable.

(v) Debt Financing. The Company shall have received cash proceeds of the debt financing contemplated by the Loan Documents.

(b) Conditions to Obligations of Investor. The obligation of Investor to purchase the Second Closing Shares (as adjusted for any Second Closing Shares already purchased pursuant to Section 3.1(c) above) and to consummate the transactions contemplated by this Agreement to occur on the Second Closing Date are subject to the satisfaction, or written waiver by Investor, of the following conditions on or prior to the Second Closing Date:

(i) Covenants. The Company shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by the Company pursuant to this Agreement and other Transaction Documents (in each case, to which the Company is a party and to the extent required to be given effect on or prior to the Second Closing Date) at or prior to the Second Closing. Investor shall have received a certificate signed on behalf of the Company by the Chief Financial Officer of the Company to such effect.

(ii) Closing Deliveries. The Company shall have delivered or caused to be delivered to Investor the items required by Section 3.4(b).

(c) Conditions to Obligations of the Company. The obligation of the Company to sell the Second Closing Shares (as adjusted for any Second Closing Shares already purchased pursuant to Section 3.1(c) above) and to consummate the transactions contemplated by this Agreement to occur on the Second Closing Date are subject to the satisfaction, or written waiver by the Company, of the following condition on or prior to the Second Closing Date:

(i) Covenants. Investor shall have performed and complied with, in all material respects, all of the covenants and obligations required to be performed or to be complied with by Investor pursuant to this Agreement and other Transaction Documents (in each case, to which Investor is a party and to the extent required to be given effect on or prior to the Second Closing Date) at or prior to the Second Closing.

(ii) Closing Deliveries. Investor shall have delivered or caused to be delivered to the Company the items required by Section 3.4(a).

(d) Failure of Conditions. No Party to this Agreement may rely on the failure of any condition set forth in this Section 3.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of this Agreement.

3.4 Deliveries at the Second Closing.

(a) Deliveries by Investor. At the Second Closing, Investor shall deliver or cause to be delivered to the Company the following items:

(i) the Second Closing Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by the Company no later than two (2) Business Days prior to the Second Closing Date;

(ii) to the extent any Additional Financing is required pursuant to Section 3.1(b), such Additional Financing, by wire transfer of immediately available funds to one or more accounts designated by the Company no later than two (2) Business Days prior to the Second Closing Date; and

(iii) all such other documents, certificates and instruments as the Company may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Documents (in each case, to which the Company is a party and to the extent required to be given effect on or prior to the Second Closing Date).

(b) Deliveries by the Company. At the Second Closing, the Company shall deliver or cause to be delivered to Investor the following items:

(i) stock certificates (such certificate(s) to be in the name of, and in the denomination(s) specified to the Company by, Investor) representing the Second Closing Shares in a form reasonably acceptable to Investor;

(ii) to the extent any Additional Financing is required pursuant to Section 3.1(b), stock certificates (such certificate(s) to be in the name of, and in the denomination(s) specified to the Company by, Investor) representing the Additional Financing Shares in a form reasonably acceptable to Investor;

(iii) if no Additional Financing is required pursuant to Section 3.1(b), the Additional Financing Commitment Fee paid to Apax Partners, L.P., Apax Europe VI GP Co. Limited and Apax Europe VII GP Co. Limited (or the nominee of each such applicable Person) in accordance with the allocations and wire instructions provided to the Company by Investor prior to the Second Closing Date; provided, however, that if less than the maximum amount of such Additional Financing is required pursuant to Section 3.1(b), then the Company shall only be obligated to pay a portion of the Additional Financing Commitment Fee equal to one percent (1%) of the difference between (i) $210,000,000 and (ii) the portion of the Additional Financing provided by the Investor to the Company;

(iv) a certificate from the Chief Financial Officer of the Company, given by each such individual on behalf of the Company and not in his individual capacity, to the effect that the condition set forth in Section 3.3(b)(i) has been satisfied;

(v) a certificate executed by the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying that none of the (i) Articles (other than in accordance with Section 2.4(b)(iii)), (ii) Bylaws, or (iii) Resolutions, in each case (copies of which were delivered pursuant to Section 1.1(a) at or prior to the date hereof), has been amended or otherwise modified since the date hereof;

(vi) legal opinions of Company Counsel, substantially in the forms of Exhibits G and H attached hereto;

(vii) a certificate from the Secretary of the Company certifying that the Second Closing Shares (and the Additional Financing Shares, if any) do not constitute United States real property interests within the meaning of Section 897 of the Code, such certification to be in compliance with Sections 897 and 1445 of the Code;

(viii) no later than three (3) Business Days prior to the Second Closing Date, amended Disclosure Schedules (which shall be reasonably satisfactory to Investor) revised to reflect any event or development that would render any representation or warranty of the Company contained in Section 4.4(a), Section 4.4(c), and/or Section 4.13(a) of this Agreement inaccurate or incomplete due to events or circumstances occurring after the First Closing Date (such schedules, the “Amended Disclosure Schedules”); and

(ix) all such other documents, certificates and instruments as Investor may reasonably request in order to give effect to the transactions contemplated hereby and by the other Transaction Documents (in each case, to which Investor is a party and to the extent required to be given effect on or prior to the Second Closing Date) or to vest in Investor good and valid title to the Second Closing Shares and, if any, the Additional Financing Shares.

ARTICLE IV

Representations and Warranties of the Company

Except as expressly set forth or expressly provided for in the (i) Company Filings (in each case excluding any disclosures set forth in any “forward looking statements” within the meaning of the Securities Act and/or the Exchange Act (including any statements disclosed under the headings “Risk Factors”, “Forward Looking Statements” and “Future Operating Results”)), other than with respect to any representation or warranty set forth in Section 4.4 (Capitalization), Section 4.13 (Material Contracts) or Section 4.14 (Tax Matters), (ii) the correspondingly identified schedule set forth in the disclosure schedules attached hereto and delivered to Investor by the Company on the date hereof (collectively, the “Disclosure Schedules”), or (iii) the Transaction Documents, the Company hereby represents and warrants to Investor, as of the date hereof, the First Closing and the Second Closing, as follows:

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business as currently conducted and as currently proposed to be conducted, and to own and use its properties. Neither the Company nor any of its Subsidiaries is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws, limited partnership agreement, or other organizational or charter documents. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and no action on the part of the stockholders of the Company is required under applicable Law for the consummation of the transactions contemplated by this Agreement to occur as of any Closing. This Agreement has been duly executed and delivered by the Company, and the applicable Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by the Company at the applicable Closing, and each such agreement constitutes or will constitute at such applicable Closing a valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or other similar Laws affecting creditors’ rights generally and to general equitable principles.

4.3 No Conflict, Breach, Violation or Default.

(a) The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities contemplated hereby and thereby will not: (i) materially conflict with or result in a material violation of the Articles or Bylaws, both as in effect on the relevant Closing (true and complete copies of which have been made available to Investor), (ii) result in any violation of any Law to which the Company, any of its Subsidiaries or any of their respective assets is subject, (iii) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any Material Contract, or (iv) except pursuant to the Loan Documents and other than Permitted Liens, result in the creation of any material Lien upon any of the Company’s or any Subsidiary’s assets, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Neither the execution, delivery or performance of any Transaction Document by the Company, nor the consummation by it of the obligations and transactions contemplated thereby (including the issuance, the reservation for issuance and the delivery, as applicable, of the Securities) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Authority or any other Person, other than (i) the filing of the Series B Statement with Respect to Shares with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, (ii) the filings required to comply with the Company’s registration and listing obligations under the Investor Rights Agreement, (iii) filings required under applicable U.S. federal and state securities Laws, and (iv) the Shareholder Approval, other than any consent, authorization, exemption, filing or notice, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Capitalization.

(a) Schedule 4.4(a) sets forth as of December 31, 2010: (i) the authorized capital stock of the Company; (ii) the number of shares of capital stock of the Company issued and outstanding (on both an actual and fully-diluted basis); and (iii) the number of shares of capital stock reserved for issuance pursuant to the Company’s various option and incentive plans.

(b) As of the date hereof, all of the Company’s Subsidiaries (other than iGATE Technologies, Inc., iGATE Mauritius, Red Brigade Europe Limited and Red Brigade UK Limited) are listed on Exhibit 21 to the Form 10-K. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each such Subsidiary (including those listed above as not set forth on Exhibit 21 to the Form 10-K) free and clear of any Lien (other than Permitted Liens). Except as disclosed in the Company Filings, as of the date hereof, neither the Company nor any of its Subsidiaries owns, directly or indirectly, capital stock or other equity interests of any other Person.

(c) All of the issued and outstanding equity securities of each of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were issued in compliance with applicable securities Laws. Except as disclosed in the Company Filings, no Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights pursuant to any statute or Contract (other than under the RBC Agreement or any written contract providing for any grant or award under the Company’s or any of its Subsidiaries written Employee Benefit Plans) with respect to any securities of the Company or any of its Subsidiaries. Except as described on Schedule 4.4(c), as of the date hereof, there are no outstanding warrants, options, convertible securities, stock appreciation rights, phantom stock or other rights, agreements or arrangements under which the Company or any of its Subsidiaries is or may be obligated to issue any securities of any kind. Schedule 4.4(c) sets forth, as of December 31, 2010, (i) the aggregate number of shares issuable upon the exercise (assuming all conditions to vesting or the satisfaction of any other applicable contingency have occurred) of all awards and grants outstanding under the Company’s Amended and Restated 2006 Stock Incentive Plan (as amended), (ii) the weighted average exercise and/or conversion price (as applicable) of such restricted stock awards and option grants, and (iii) any acceleration of vesting or other rights arising under any such award or grant due to the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company Filings and the Form S-3 and except for the Investor Rights Agreement, there are no voting agreements, registration rights agreements or other agreements of any kind among the Company and any other Person relating to the securities of the Company.

4.5 Valid Issuance. The Preferred Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws. The Company has reserved from its duly authorized capital stock the initial number of shares of Common Stock issuable upon the exercise and/or conversion of the Preferred Shares outstanding as of the First Closing Date and/or the Second Closing Date, as the case may be, free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws.

4.6 Company Filings; Financial Statements; Undisclosed Liabilities.

(a) Company Filings. The Company has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act or the Exchange Act since December 31, 2009 (collectively, the “Company Filings”). As of their respective effective dates (in the case of Company Filings that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other Company Filings), the Company Filings complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the Company Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Filings. To the Knowledge of the Company, as of the date hereof, none of the Company Filings is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Financial Statements. Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company Filings when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year end adjustments and the absence of footnotes). Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), other than as disclosed in the Company Filings.

(c) Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever (whether accrued, contingent, absolute, determined, determinable or otherwise), other than liabilities: (i) reflected in the financial statements included or otherwise disclosed in the Company Filings, (ii) incurred in the Ordinary Course of Business consistent with past practice (other than any such liabilities related to any breach of Contract, violation of Law or tort), (iii) created under, or incurred in connection with, this Agreement, the Series B Statement with Respect to Shares, the Loan Documents, or the Patni Purchase Agreements or the other Transaction Documents, (iv) under the Hedge Agreement, or (v) which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.7 Internal Controls.

(a) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since December 31, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Investor copies of any material written materials relating to each of the foregoing. The Company has made available to Investor all such disclosures made by management to the Company’s auditors and audit committee from December 31, 2008 to the date of this Agreement.

(b) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

4.8 Private Placement. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Preferred Shares. Assuming the accuracy of Investor’s representations and warranties set forth in Article V, no registration under the Securities Act is required for the offer and sale of the Securities to Investor as contemplated hereby.

4.9 Certain Actions. Since September 30, 2010, no Material Adverse Effect has occurred.

4.10 Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in compliance with all Laws applicable to it and its business or operations, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all material approvals, authorizations, registrations, licenses, exemptions, Permits and consents of Governmental Authorities (each a “Material License”) necessary for it to conduct its business as presently conducted, except for such Material Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has, nor, to the Knowledge of the Company, has any director, officer, agent or employee of the Company or any Subsidiary paid, caused to be paid, or agreed to pay, directly or indirectly, in connection with the business of the Company: (i) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar payment; (ii) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable Law); or (iii) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.11 Litigation. Except as disclosed in the Company Filings, there is no Action brought, conducted or heard by or before any court or other Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries. Except as disclosed in the Company Filings, there is no, and for the past three (3) years there has not been any, Order in effect against the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries.

4.12 Customers. Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries taken as a whole, the relationships between the top fifteen (15) customers of the Company and its Subsidiaries (on a consolidated basis and based on aggregate revenue for the twelve (12) month period ended December 31, 2010), on one hand, and the Company and its Subsidiaries, on the other, are, to the Company’s Knowledge, good commercial working relationships, and no such customer has canceled, communicated in writing its intent to cancel, or has otherwise terminated its relationship with the Company or any of its Subsidiaries, or materially decreased the amount of its purchase of services or products that the Company or any of its Subsidiaries provides to such customer. Investor has been provided with true, correct and complete copies of each master service or similar governing Contract with each such customer prior to the date hereof.

4.13 Material Contracts.

(a) Schedule 4.13(a) lists all Contracts of the following types to which either the Company or any of its Subsidiaries is a party or subject (other than the Transaction Documents):

(i) other than any Contract with any customer described in Section 4.12 which is contemplated by this clause (a) (each of which shall, for purposes of this Agreement, constitute a Material Contract despite not being listed on Schedule 4.13(a)), any Contract pursuant to which the Company and/or any Subsidiary received payments of $5,000,000 or more, or made payments of $1,000,000 or more, in each case, in the aggregate during the twelve (12) month period ended September 30, 2010;

(ii) any employment, management or consulting Contract with executive officers (as defined in Rule 405 under the Securities Act) of the Company providing for aggregate annual payments by the Company or any of its Subsidiaries in an amount in excess of $150,000;

(iii) any Contract involving Indebtedness of the Company or any of its Subsidiaries exceeding $250,000 individually and/or $1,000,000 in the aggregate;

(iv) any Contract involving any material Tax sharing arrangement; and

(v) except for any Contract with any customer described in Section 4.12, any other Contract, the termination of which would reasonably be expected to result in a Material Adverse Effect.

(b) Each Contract required to be set forth on Schedule 4.13(a) (each, a “Material Contract”) is valid, binding and in full force and effect upon the Company and/or applicable Subsidiary (and, to the Knowledge of the Company, the other parties thereto) in all material respects. The Company and each Subsidiary and, to the Company’s Knowledge, each other party to such Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract, and there exists no event, occurrence or condition which, with or without the giving of notice, the lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any other party thereto.

4.14 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely prepared and filed all U.S. federal and other material Tax Returns required to have been filed by the Company or any of its Subsidiaries with all appropriate Governmental Authorities and timely paid all material Taxes shown thereon or otherwise owed by it. All such Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule 4.14, all material Taxes and other assessments and levies that the Company or any of its Subsidiaries is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party when due. To the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth on Schedule 4.14, no material federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority any (i) written notice indicating an intent to open an audit or other review related to any material Tax, or (ii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) is aware of any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract, or otherwise.

(d) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(e) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and U.S. Treas. Reg. § 1.6011-4(b)(2).

(f) No material concession, agreement (including any agreement for the deferred payment of any Tax liability), Tax holiday, or other Contract with any Tax authority relating to the Company or any of its Subsidiaries is subject to reduction, revocation, cancellation or any other material changes (including retroactive changes), other than the ordinary course expiration of any such concession, agreement, holiday or other Contract in accordance with its terms, and each of the Company and its Subsidiaries is in material compliance with the terms thereof.

4.15 Property. The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their respective material assets (including, Real Property and tangible, intangible and personal property) free and clear of all Liens (other than Permitted Liens). Other than as set forth in the Company Filings or as would not reasonably be expected to result in a Material Adverse Effect, all such assets are sufficient to conduct the businesses of the Company and its Subsidiaries in substantially the same manner as they are currently conducted.

4.16 Employee Benefits Matters.

(a) Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in compliance in all respects with its terms and with the applicable requirements of ERISA, the Code and other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter (or may rely on a favorable opinion letter) from the United States Internal Revenue Service.

(b) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential material liability or obligation under or with respect to (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), in each case, other than Foreign Benefit Plans (as defined below). Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries have no current or potential liability or obligation by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, and (ii) the Company and its Subsidiaries have, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for the Company or any of its Subsidiaries as employees or non-employees.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, each benefit or compensation plan, program, agreement or arrangement which is subject to the laws of any jurisdiction outside the United States and is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or obligation for Persons located outside the United States (each, a “Foreign Benefit Plan”) has been maintained, funded and administered in compliance with its terms and the requirements of applicable Laws, and no Foreign Benefit Plan has any unfunded or underfunded liabilities.

4.17 Labor Matters.

(a) As of the date hereof (and, for purposes of the Company making such representations and warranties as of the First Closing and the Second Closing, as of the First Closing), (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining Contract with any union, labor organization, or other collective bargaining representative; and (ii) there are no strikes or any other material labor disputes involving the Company’s or any of its Subsidiaries’ employees pending or, to the Company’s Knowledge, threatened.

(b) Each of the Company and its Subsidiaries is, and at all times has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including provisions thereof relating to terms and conditions of employment, wages and hours, overtime, classification of employees and independent contractors, immigration, and the withholding and payment of social security and other employment Taxes.

4.18 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, neither the Company’s nor any of its Subsidiaries’ use of any Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates or otherwise violates any Intellectual Property of any other Person (and no Actions are pending or, to the Knowledge of the Company, threatened alleging any of the foregoing). To the Knowledge of the Company, no Person is infringing, misappropriating or violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.19 Transactions with Affiliates. Except as disclosed in the Company Filings or the Form S-3, none of the officers or directors or other Affiliates of the Company is presently a party to any material transaction with the Company or any of its Subsidiaries (other than as holders of stock options, warrants and/or other grants or awards under the Company’s Amended and Restated 2006 Stock Incentive Plan, and for services as employees, officers and directors).

4.20 Brokers and Finders. Except as expressly provided in the Transaction Documents (including Section 8.1 of the Investor Rights Agreement), no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any of its Subsidiaries or Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.21 Application of Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Articles, Bylaws or the Laws of the Commonwealth of Pennsylvania that is or could become applicable to Investor as a result of Investor and the Company fulfilling their respective obligations or exercising their respective rights under the Transaction Documents, including as a result of the issuance or ownership of the Securities, as the case may be, contemplated by this Agreement.

4.22 Exclusive Warranties. The Company acknowledges and agrees that Investor (a) will rely upon the truth and accuracy of the foregoing representations and warranties, acknowledgement and agreements and (b) makes no and has not made any representation or warranty with respect to the transactions contemplated hereby other than those specifically set forth in Article V hereof. Except for the representations and warranties contained in this Article IV or as provided in the other Transaction Documents, neither the Company nor any other Person acting on behalf of the Company, makes any representation or warranty, express or implied.

4.23 Patni Purchase Agreements. The Company has provided to Investor true and complete copies of the Patni Purchase Agreements.

ARTICLE V

Representations and Warranties of Investor

Investor hereby represents and warrants to the Company, as of the date of this Agreement, the First Closing Date and the Second Closing Date, as follows:

5.1 Organization and Existence. Investor is a validly existing private company limited by shares and has all requisite company power and authority to invest in the Preferred Shares pursuant to this Agreement.

5.2 Authorization. The execution, delivery and performance by Investor of the Transaction Documents to which Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of Investor, enforceable against Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 No Conflict, Breach, Violation or Default.

(a) The execution, delivery and performance of the Transaction Documents by Investor and the purchase of the Preferred Shares contemplated hereby will not: (i) conflict with or result in a violation of articles of association (or other governing documents) of Investor, (ii) result in any material violation of any Law to which Investor or any of its assets are subject to, (iii) result in a material breach or a material violation of any of the terms and provisions of, or constitute a default under, any material Contract to which Investor is a party or (iv) result in the creation of any Lien (other than Permitted Liens (it being agreed that, for the purposes of this Section 5.3(a) only, each reference to the Company and/or its Subsidiaries in the definition of “Permitted Liens” be deemed a reference to Investor and that clause (g) thereof shall not apply)) upon any material properties or assets of Investor.

(b) Neither the execution, delivery or performance of any Transaction Document by Investor, nor the consummation by Investor of the obligations and transactions contemplated thereby requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Authority or any other Person, other than filings required under applicable U.S. federal and state securities Laws.

5.4 No Company Stock Ownership. Investor does not own, on behalf of itself or as a nominee or agent of another Person, any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of the Company or any of its Subsidiaries.

5.5 Purchase Entirely for Own Account. The Securities to be received by Investor hereunder will be acquired for Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable securities Laws. Nothing contained herein shall be deemed a representation or warranty by Investor to hold the Securities for any period of time. Investor is not a broker dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

5.6 Investment Experience. Investor acknowledges that it is able to fend for itself in the transactions contemplated hereby, can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.7 Restricted Securities. Investor understands that the Securities are characterized as “restricted securities” under the United States federal securities Laws and are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may not be resold without registration under the Securities Act or pursuant to an exemption therefrom.

5.8 Private Placement.

(a) Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

(b) Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Securities, (ii) it has had access to the Company Filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Securities, and (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Securities. Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article IV of this Agreement or the right of Investor to rely thereon.

(c) Investor understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

(d) Except for the representations and warranties contained in Article IV of this Agreement, Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Investor in connection with the transactions contemplated by this Agreement.

5.9 Financial Capability. As of each of the First Closing Date and the Second Closing Date, as applicable, Investor will have the funds necessary to (a) purchase the Preferred Shares to be purchased and (b) fund the Additional Financing, if any, required to be funded, in each case, by it on such date on the terms and subject to the conditions set forth in this Agreement.

5.10 Partnership Status. Investor will file an election to be treated as a partnership for U.S. federal income tax purposes, effective as of the date of its formation and prior to the First Closing.

ARTICLE VI

Covenants and Agreements

6.1 Interim Operations of the Company. Prior to the First Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and each Subsidiary shall operate in the Ordinary Course of Business. Except as expressly permitted or required by the Transaction Documents, prior to the First Closing Date (or the Second Closing Date in the case of clauses (a) and (j)) or the earlier termination of this Agreement in accordance with its terms, unless Investor has previously consented in writing thereto (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and the Company shall take all reasonably necessary actions to ensure that each Company Subsidiary shall not, (whether directly or indirectly):

(a) (i) rescind, cancel or otherwise terminate (whether in whole or in part), (ii) pay or agree to pay any termination or other similar fee or payment under or in connection with, and/or (iii) take or omit to take any material action (including agreeing, granting or consenting to, or otherwise entering into, any amendment, supplement, modification or waiver of any term, provision, right or obligation) with respect to, in each case, any Patni Purchase Agreement or any Loan Document (including any debt financing commitment letter entered into by the Company in connection with the Acquisition);

(b) declare or make any Restricted Payment (as defined in the Investor Rights Agreement, but excluding any payment contemplated by Section 5.1(a)(i)(B) of such agreement) except for (i) payments with respect to the Series B Preferred Stock (including redemption thereof) in accordance with the Series B Statement with Respect to Shares, and (ii) the Permitted Dividend;

(c) authorize, issue, enter into any agreement providing for the issuance (contingent or otherwise) of (i) any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features or (ii) any capital stock or other equity securities, Options, warrants or other equity linked securities (or any other securities convertible into or exchangeable for any capital stock or other equity securities), except for the issuance of (A) capital stock or other equity securities to the Company or a wholly-owned Subsidiary of the Company, (B) Series B Preferred Stock issued pursuant to the terms of this Agreement and any shares of Common Stock issued upon conversion of such Series B Preferred Stock, (C) the Conversion Stock, (D) grants of equity to officers, employees, directors or consultants of the Company and its Subsidiaries pursuant to Employee Benefit Plans, (E) securities issued pursuant to any rights agreements, including convertible securities, Options and warrants existing or outstanding as of the date of this Agreement (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the date of this Agreement with the effect of increasing the percentage of the Company’s fully-diluted securities underlying such rights agreement shall not be included in this clause (E)), (F) upon the occurrence of a stock split, stock dividend or any subdivision of the Common Stock, and (G) a Permitted Public Offering;

(d) reclassify or recapitalize any securities of the Company or any of its Subsidiaries by any means, including by merger, in any manner that adversely affects the rights of the holders of Series B Preferred Stock under the Investor Rights Agreement and the Series B Statement with Respect to Shares;

(e) sell, lease, exclusively license or otherwise dispose of any equity interest in any Subsidiary or assets of the Company or its Subsidiaries (other than in the Ordinary Course of Business);

(f) acquire or enter into, or permit any Subsidiary to acquire or enter into, any interest in any Person or business (whether by a purchase of assets, purchase of stock, merger, loan or advances to, guarantees for the benefit of, investments in or otherwise) or any joint venture;

(g) enter into, or permit any Subsidiary to enter into, any line of business other than the lines of business in which those entities are currently engaged and other activities or lines of business reasonably related thereto in each case;

(h) enter into, amend, modify or supplement any Contract with any Related Party (as defined in the Investor Rights Agreement), except for customary employment arrangements and benefit programs as determined by the Board, or any Contracts of not more than $25,000 in value and except as otherwise expressly contemplated by the Transaction Documents;

(i) terminate any Material Contract or customer Contract described in Section 4.12 (other than in the Ordinary Course of Business);

(j) other than (i) in the Ordinary Course of Business (other than funded Indebtedness or any guarantees thereof) or (ii) pursuant to the Hedge Agreement, create, incur, guarantee, assume, issue or permit any Subsidiary to create, incur, guarantee, assume or issue, any Indebtedness;

(k) approve the hiring or termination of the Chief Executive Officer or the Chief Financial Officer;

(l) make any amendment to or rescind (including in each, case by merger or consolidation) any provision of the certificate of incorporation, articles of incorporation, by-laws or similar organizational documents of the Company or any of its Subsidiaries which would reasonably be expected to conflict with the terms and provisions of the Transaction Documents or the rights of Investor thereunder;

(m) voluntarily delist from any trading market;

(n) except to provide for the appointment of Investor Directors (as defined in the Investor Rights Agreement) pursuant to Article IV or Section 7.2 of the Investor Rights Agreement, increase the size of the Board beyond twelve (12) members;

(o) except (i) as set forth on Schedule 4.14, (ii) as may be required by Law or to comply with GAAP, and (iii) as would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries taken as a whole, make or change any election, change an annual accounting period, adopt or change any accounting method or cash management practice, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(p) commence any voluntary liquidation, bankruptcy, dissolution, recapitalization, reorganization or assignment to their creditors, or any similar transaction; or

(q) agree to any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Investor, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries. The Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as expeditiously as practicable, the transactions contemplated by this Agreement and the other Transaction Documents and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby and thereby, including: (a) obtaining all necessary consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (b) the defending of any Actions challenging this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Documents. The Parties further agree that, if any authorization, approval or consent of the shareholders of the Company (in addition to the Shareholder Approval) is reasonably required to give effect to the rights and privileges of Investor set forth in this Agreement, the Investor Rights Agreement and/or the Series B Statement with Respect to Shares, then the obligations of the Company to provide the assistance and cooperation set forth in this Section 6.2 shall apply.

6.3 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Shareholder Approval; Proxy Statement. The Company agrees to use its reasonable best efforts to, at the next regularly scheduled annual meeting of the stockholders of the Company (which annual meeting shall in no event occur later than April 30, 2011), obtain the Shareholder Approval (the “Shareholder Meeting”), and as promptly as reasonably practicable in accordance with such timing (and in any event no later than forty five (45) days prior to the Shareholder Meeting, the “Latest Filing Date”), the Company will prepare and file with the SEC a proxy statement to be sent to the Company’s stockholders in connection with the Shareholder Meeting (the “Proxy Statement”). The Company shall cause the Proxy Statement to comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all applicable NASDAQ rules. Subject to the directors’ fiduciary duties, the Proxy Statement shall include the Board’s unanimous recommendation that the stockholders vote in favor of the Shareholder Approval (which, for the avoidance of doubt, shall include the amendments to the Articles contemplated in the definition thereof). The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Investor for inclusion or incorporation by reference in the Proxy Statement. If the Shareholder Approval is not obtained at the Shareholder Meeting, then the Company shall use its reasonable best efforts to obtain the Shareholder Approval as soon as practicable thereafter. Until the Shareholder Approval has been obtained, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Shareholder Approval and to obtain the Shareholder Approval at each meeting of the Company’s stockholders occurring after the First Closing Date. Investor shall provide to the Company all information concerning Investor as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Investor will cause the information relating to Investor supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Investor with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. The Company shall respond reasonably promptly to any comments received from the SEC with respect to the Proxy Statement, and the Company shall cause the Proxy Statement (containing the recommendation described above) to be mailed to the Company’s stockholders no later than fifteen (15) days after the Latest Filing Date (it being agreed by the Parties that, to the extent the First Closing shall not have occurred by such date, such Proxy Statement may contain language, mutually acceptable to the Parties, stating that the request for, and unanimous recommendation by the Board of, the Shareholder Approval (and all of the action contemplated thereby) is contingent upon the occurrence of the First Closing on or prior to the date of the Shareholder Meeting). The Company shall notify Investor, as promptly as reasonably practicable after receipt thereof, of any comments from the SEC or any request from the SEC or its staff for amendments or supplements to the Proxy Statement (and shall provide copies of any such written comments or requests to Investor) and shall provide Investor with copies of all correspondence between the Company, its Subsidiaries or any of their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding anything to the contrary herein, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Investor with a reasonable opportunity to review and comment on such document or response.

(b) Amendments to Proxy Statement. If at any time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, they shall promptly inform Investor. Each Party agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and shall cause all documents that such Party is responsible for filing with the SEC in connection with transactions contemplated hereby to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4 Escrow Deposit. Promptly upon the execution of this Agreement, the Company shall cause iGATE India to deposit with the Escrow Agent (as defined in the Patni SPA) the amount required to be deposited under the SEBI Regulations (as defined in the Patni SPA), which, for the avoidance of doubt, the Parties hereby agree shall be Rs. 152,35,41,254/- (Rupees One Hundred Fifty Two Crores Thirty Five Lacs Forty One Thousand Two Hundred and Fifty Four Only) (the “Initial Open Offer Deposit”).

6.5 Compliance with Transaction Documents. The Company shall, and shall cause each iGATE Purchaser to, comply in all material respects with the terms applicable to each such Person set forth in each Transaction Document to which such Person is a party (including each such Person’s obligations to conduct the Open Offer (as defined in the Patni SPA)).

6.6 Reasonable Access. The Company will permit Investor and its representatives to have reasonable access at reasonable times to the premises, properties, personnel, books, records and documents of or pertaining to the Company and its Subsidiaries as is reasonably necessary in order to (a) prepare or make any filing or other submission to any Governmental Authority or other Person required in order to consummate the transactions contemplated by the Transaction Documents and/or (b) keep Investor reasonably informed with respect to material events affecting the Company and/or its Subsidiaries until such time as the Investor Director (as defined in the Investor Rights Agreement) is appointed to the Board.

6.7 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined the Securities Act) that would be integrated with the offer or sale of the Preferred Shares to be issued to Investor hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the American Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the New York Stock Exchange such that it would require stockholder approval before the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

6.8 Notification. After the date hereof and prior to the Second Closing Date, the Company shall promptly deliver to Investor a written notice of any event or development that would render any representation or warranty of the Company in this Agreement inaccurate or incomplete in any material respect due to events or circumstances occurring after the date hereof.

6.9 Securities Law Disclosure; Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby or by any other Transaction Document shall be issued by the Company or Investor without the prior consent of the Company (in the case of a release or announcement by Investor) or Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or Investor, as the case may be, shall allow Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 6.9 shall not restrict the ability of the Company to summarize or describe the transactions contemplated by this Agreement in any prospectus or similar offering document so long as Investor is provided a reasonable opportunity to review and comment on such disclosure in advance of the filing or other public dissemination of any such document.

6.10 Use of Proceeds. The net proceeds received by the Company from (a) the First Closing Purchase Price shall solely be used by the Company to enable the iGATE Purchasers to satisfy their obligations to deposit into the Open Offer Escrow the Open Offer Consideration (in each case, as defined in the Patni SPA) (and, solely to the extent the obligations described in this clause (a) are fully satisfied and discharged, any remaining amounts from the First Closing Purchase Price shall be used as contemplated in clause (b) of this Section 6.10), and (b) the Second Closing Purchase Price and the Additional Financing, if any, shall solely be used by the Company to enable the iGATE Purchasers to pay the Purchase Consideration (as defined in the Patni SPA) and costs, fees and expenses arising in connection with the Acquisition.

6.11 Notices. Promptly after the date hereof, the Company shall deliver notice of the transactions contemplated by this Agreement as required under any Material Contract.

6.12 Legends. Except as provided below, certificates evidencing the Preferred Shares may bear the following or any similar legend:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THIS SECURITY MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF THE SECURITIES PURCHASE AGREEMENT, DATED JANUARY 10, 2011, AMONG iGATE CORPORATION AND VISCARIA LIMITED.”

If required by the authorities of any state in connection with the issuance of sale of the Preferred Shares, the legend required by such state authority.

6.13 Company Listing. From the date of this Agreement through the earlier to occur of the (a) Second Closing Date and (b) date this Agreement is terminated in accordance with its terms, the Company shall take all actions which are reasonably necessary or desirable for the Company to remain listed as a public company on the applicable NASDAQ market(s).

6.14 Permitted Public Offering. Each Party agrees and acknowledges that, notwithstanding anything to the contrary in this Agreement, if Investor is obligated to deliver to the Company the Additional Financing in accordance with the terms hereof, then (a) on the date the Company delivers the applicable Additional Financing Notice to Investor, the Company shall take all actions necessary to terminate (as soon as practicable) all Permitted Public Offerings then undertaken or otherwise being conducted by the Company and/or any Subsidiary, and (b) thereafter (until the Second Closing) the Company and its Subsidiaries shall be prohibited from undertaking, commencing or otherwise engaging in any action related to a Permitted Public Offering.

6.15 NASDAQ Compliance. If, at any time prior to the First Closing, NASDAQ delivers notice to any of the Parties that the issuance of Preferred Shares to Investor contemplated hereby prior to the Company’s procuring the Shareholder Approval will violate any NASDAQ rule, the Parties hereby agree and acknowledge that the structure of the investment by Investor contemplated by this Agreement and/or the Issuance by the Company, as applicable, shall be amended by revising, as applicable, the forms of the Series B Statement with Respect to Shares and/or the Investor Rights Agreement attached hereto as Exhibits C and B, respectively, in a manner mutually agreeable to the Parties prior to the First Closing to the extent necessary to avoid the need for such Shareholder Approval of the transactions contemplated by this Agreement prior to the Shareholder Meeting; provided, in no event shall such requirement to restructure such investment by Investor and/or the Issuance by the Company obligate Investor in any manner whatsoever to agree to any such amendment or revision that would adversely affect or otherwise reduce, diminish or remove any rights or privileges contemplated to be bestowed upon or otherwise enjoyed by Investor upon the issuance of Preferred Shares to it hereunder.

6.16 Loan Documents. The Company shall provide to Investor, as soon as practicable on or prior to the Second Closing Date, the Loan Documents.

6.17 Board Observer. The Parties agree that, from the date hereof through the First Closing (and without limiting or otherwise amending any rights of Investor under the Investor Rights Agreement as and when executed and delivered by the Parties), Investor shall at all times during such period have the right to designate one (1) non-voting observer to attend Board meetings as an observer. The observer shall be entitled to notice of all Board and committee meetings in the manner that notice is provided to members of the Board, shall be entitled to receive all materials provided to members of the Board and committees, at the same time as provided to members of the Board and such committees and shall be entitled to attend (whether in person, by telephone, or otherwise) all meetings as a non-voting observer.

ARTICLE VII

Survival; Losses

7.1 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive each Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company, Investor or any of their respective Affiliates or representatives, and each shall survive the delivery of, and payment for, the Preferred Shares to be issued by the Company to Investor hereunder, in each case, only to the extent specified below:

(a) all covenants and agreements contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) that contemplate performance thereof following any Closing will survive such Closing in accordance with their respective terms; and

(b) the representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive the First Closing Date, with respect to the representations and warranties made at the First Closing Date, or the Second Closing Date, with respect to the representations and warranties made at the Second Closing Date, until the nine (9) month anniversary of the applicable Closing; provided, however, that the Fundamental Representations and the representations and warranties in Section 4.14 (Tax Matters) shall survive each applicable Closing for three (3) years; provided, further, that any representation or warranty in respect of which recovery of a Loss may be sought (whether or not pursuant to this Article VII), and any right of recovery with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice describing in reasonable detail (to the extent of the applicable Indemnified Person’s knowledge) the inaccuracy or breach or potential inaccuracy or breach thereof shall have been given to the Company prior to such time.

7.2 Losses.

(a) General. Investor and its Affiliates and their respective directors, officers, members, partners, employees and agents (each, an “Indemnified Person”) shall be indemnified for any and all losses, claims, damages, penalties, liabilities, fines, judgments, awards, Taxes, settlements, costs, fees and expenses (including reasonable attorneys’ fees and disbursements of one counsel for each applicable jurisdiction, as reasonably required, but excluding any Taxes or other costs that may become due and payable as a result of a determination within the meaning of Section 1313(a) of the Code related to the incorrect treatment of any of the positions described in Section 8.4(b) of the Investor Rights Agreement) (collectively, “Losses”) to which such Indemnified Person may become subject as a result of, arising in connection with, or relating to (i) any Action instituted against or otherwise involving any Indemnified Person by any third party with respect to any of the transactions contemplated by the Transaction Documents, or (ii) any Action, finding or determination that any Indemnified Person is (or is deemed to be) a “person acting in concert” with the Company and/or the iGATE Purchasers in connection with the Acquisition pursuant to Regulation 10 or Regulation 12 of the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeover) Regulations, 1997 (as amended, modified or replaced) or other applicable Laws of India or is otherwise liable for any portion of the Open Offer Consideration (as defined in the Patni SPA); provided that the Company will not be liable to indemnify any Indemnified Person for any such Losses to the extent that such Losses (x) are the result of acts, errors or omissions on the part of such Indemnified Person in violation of this Agreement or any of the other Transaction Documents, or (y) have resulted from such Indemnified Person’s acts or omissions that constitute willful misconduct, in each case, as determined pursuant to a final, non-appealable Order issued by a court of competent jurisdiction (such acts, errors or omissions described in clauses (x) and (y), each an instance of “Fault”); provided, however, notwithstanding anything to the contrary in this Agreement, in no event shall any vote, decision or other election of any Investor Director (as defined in the Investor Rights Agreement) taken or omitted to be taken in his or her capacity as a member of the Board (or any Loss related thereto) constitute or otherwise be deemed to constitute the Fault of any Indemnified Person.

(b) Claims; Disputes. Each Indemnified Person shall give the Company prompt written notice (each a “TPC Notice”) of any third party Action it has actual knowledge of that might give rise to Losses, which notice shall set forth a description of those elements of such Action of which such Indemnified Person has knowledge (and, if possible, a good faith estimate of the Losses incurred or reasonably expected to be incurred by the applicable Indemnified Person with respect thereto); provided, that any delay or failure to give such TPC Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company is materially prejudiced by such delay or failure.

(c) Opportunity to Defend Third Party Claims. The Company shall have the right, exercisable by written notice to the applicable Indemnified Person(s) within thirty (30) days of receipt of the applicable TPC Notice, to select counsel to defend and control the defense of any third party claim set forth in such TPC Notice; provided that the Company shall not be entitled to so select counsel or control the defense of any claim if (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnified Person or alleges any violation of criminal Law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this Section 7.2(c), conduct the defense of the such claim actively and diligently, (iii) such claim includes as the named parties both the Company and the applicable Indemnified Person(s) and such Persons reasonably determine upon the advice of counsel that representation of all such Persons by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnified Person(s), there are one or more material defenses available to the applicable Indemnified Person(s) that are not available to the Company; provided, further, that with respect to any claim as to which the Indemnified Person is controlling the defense, the Company will not be liable to any Indemnified Person for more than one counsel in each applicable jurisdiction (as reasonably required) or for any settlement of any claim that is effected without its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. If the Company has assumed such defense as provided in this Section 7.2(c), the Company will not be liable for any legal expenses subsequently incurred by any Indemnified Person in connection with the defense of such claim (so long as the Company complies with the terms and conditions set forth in this Section 7.2(c)); provided that that the applicable

Indemnified Person(s) may retain separate co-counsel at their sole cost and expense and participate in the defense of the such claim. If the Company does not assume the defense of any third party claim in accordance with this Section 7.2(c), the applicable Indemnified Person(s) may continue to defend such claim at the sole cost of the Company and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense.

(d) Settlement. No Indemnified Person shall consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnified Person(s) (such consent not to be unreasonably withheld, conditioned or delayed), the Company, in the defense of any such claim, shall not consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting any Indemnified Person or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such Indemnified Person(s) of an unconditional release of such Indemnified Person(s) from all liability with respect to such Action. In any such third party claim where the Company has assumed control of the defense thereof, the Company shall keep the applicable Indemnified Person(s) informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnified Person(s) copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnified Person(s) and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnified Person(s) and their respective counsel(s) a reasonable opportunity to review all legal papers to be submitted prior to their submission.

(e) Investor will, and will instruct each other Indemnified Person to, promptly reimburse the Company for any amounts previously paid to such Person by the Company in connection with any particular claim for which the Company is determined, pursuant to a final, non-appealable Order issued by a court of competent jurisdiction, not to be liable pursuant to the terms of this Section 7.2. The indemnification with respect to Losses required by Section 7.2(a) shall be made by periodic cash payments of the amount thereof during the course of investigation or defense, as and when bills are received or Losses are incurred.

(f) Certain Limitations.

(i) In the event that any payment in respect of any Losses suffered by any Indemnified Person is required to be made by the Company hereunder and such payment (or a portion thereof) would not be permitted to be paid pursuant to the terms of any Contract providing for Indebtedness of the Company (including any Loan Document or other Contract providing for Indebtedness incurred in connection with the Acquisition), the Company shall not be in default with respect to non-payment of such payment or the portion thereof, in each case that is not so permitted (the “Deferred Portion”). All amounts comprising any Deferred Portion shall accrue and accumulate interest at an annual rate equal to four percent (4%) until paid and shall become immediately due and payable at the earliest to occur of (a) when permitted pursuant to the terms of the Contract(s) providing for Indebtedness of the Company giving rise to the Deferred Portion and (b) when all loans under such Contracts have been paid off.

(ii) Notwithstanding anything to the contrary elsewhere in this Agreement, the Company shall not, in any event, be liable to any Indemnified Person for any consequential, special or punitive damages pursuant to this Section 7.2, except with respect to Losses actually awarded or otherwise payable by any Indemnified Person to a third party pursuant to any Action brought by a third party involving any such Indemnified Person.

(g) Adjustment. Any indemnification payments made pursuant to this Section 7.2 shall be treated as an adjustment to the First Closing Purchase Price and the Second Closing Purchase Price (as applicable) ; provided, however, that any such adjustment shall not affect the amounts the Investor is required to pay the Company for the First Closing Shares or the Second Closing Shares at the First Closing or the Second Closing, as applicable.

ARTICLE VIII

Termination

8.1 Termination Prior to First Closing. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the First Closing:

(a) by the mutual written consent of Investor and the Company;

(b) by Investor or the Company, upon written notice to the other Party, if all transactions contemplated by this Agreement have not been consummated on or prior to two hundred seventy (270) days after the date hereof or such later date, if any, as Investor and the Company agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by Investor or the Company, upon written notice to the other Party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or any Subsidiary does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to any Party (i) whose breach of any provision of this Agreement results in or causes such Order or other action, or (ii) who is not in compliance with its obligations under Section 6.2; or

(d) by Investor, if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 2.3(b)(i) and/or Section 3.3(b)(i) would not be satisfied, and such breach or failure to perform is not cured within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by the Company by the Termination Date.

8.2 Effect of Termination. In the event of termination of this Agreement prior to the First Closing pursuant to Section 8.1 by the Company and/or Investor (as applicable), this Agreement will become void and have no effect without any liability or obligation on the part of the Company or Investor (other than the provisions of Section 6.9, this Section 8.2, and Article IX, which will survive any such termination of this Agreement); provided, however, that nothing herein will relieve any Party from any liability for any breach by such Party of its covenants or agreements set forth in this Agreement prior to such termination.

8.3 Termination Prior to Second Closing. Notwithstanding any other provision of this Agreement, the obligations of the Parties to consummate the Second Closing may be terminated at any time after the First Closing and prior to the Second Closing:

(a) by the mutual written consent of Investor and the Company;

(b) by Investor or the Company, upon written notice to the other Party, if all transactions contemplated by the Transaction Documents have not been consummated on or prior to the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(b) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) by Investor or the Company, upon written notice to the other Party, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or any Subsidiary does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(c) is not available to any Party (i) whose breach of any provision of this Agreement results in or causes such Order or other action, or (ii) who is not in compliance with its obligations under Section 6.2; or

(d) by Investor, if the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 2.3(b)(i) and/or Section 3.3(b)(i) would not be satisfied, and such breach or failure to perform is not cured within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by the Company by the Termination Date.

8.4 Effect of Termination. In the event the obligations of the Parties to consummate the Second Closing is terminated pursuant to Section 8.3 by the Company and/or Investor (as applicable), (a) all obligations of Investor hereunder (including with respect to any obligation to fund all or any portion of the Second Closing Purchase Price and/or the Additional Financing) will become void and have no effect, without any liability or obligation on the part of Investor (but without affecting any rights of Investor hereunder) and (b) the Company shall be obligated to redeem all of the First Closing Shares from Investor in accordance with the terms of the Series B Statement with Respect to Shares and shall have no obligation to sell or issue to Investor any Second Closing Shares or Additional Financing Shares, regardless of whether the failure to consummate the Second Closing results from the Company’s breach of its obligations; provided, however, that nothing herein will relieve any Party from any liability for any breach by such Party of its covenants or agreements set forth in this Agreement prior to such termination.

ARTICLE IX

Miscellaneous and General

9.1 Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party; provided, however, that Investor may assign its rights and delegate its duties hereunder in whole or in part to one or more controlled Affiliates of Investor, in which case such Affiliate shall become party to this Agreement by execution of a joinder hereto and such Affiliate shall thereafter constitute an “Investor” for all purposes hereunder as if it were an Investor as of the date hereof, and Schedules 1, 2 and/or 3 shall be modified to reflect such assignment of rights and obligations accordingly if appropriate (but no such assignment shall relieve Investor of its obligations hereunder, including the obligation to purchase the First Closing Shares at the First Closing and/or the Second Closing Shares and the Additional Financing Shares (if any) at the Second Closing until the applicable Closing has occurred and the assignee Affiliate has performed its obligations, including the obligation to purchase the Preferred Shares hereunder). The provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

9.2 Counterparts; Facsimiles or Emails. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such counterparts may also be delivered via facsimile or electronic mail with signature attachment, which shall be deemed an original.

9.3 Headings; Interpretation. All headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “if” means “if and only if.” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. Further, the Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. All schedules and exhibits attached hereto are hereby incorporated herein by reference and made a part hereof. Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in a schedule as an exception to a representation or warranty shall be deemed an admission by any Party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a material and adverse effect on the Company and its Subsidiaries taken as a whole.

9.4 Notices. Unless otherwise provided, any notice or request required or permitted to be delivered under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (a) if given by personal delivery, upon actual delivery, (b) if given by facsimile, telex or telecopier, upon receipt of confirmation of a completed transmittal, (c) if given by mail, upon the earlier of (i) actual receipt of such notice by the intended recipient or (ii) three (3) Business Days after such notice is deposited in first class mail, postage prepaid, and (d) if by an internationally recognized overnight air courier, one (1) Business Day after delivery to such carrier. All notices shall be addressed to the Party to be notified at the address as follows, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Party:

If to the Company:

iGATE Corporation

6528 Kaiser Drive,

Fremont, CA 94555

Attention: Phaneesh Murthy

Fax: (510) 896-2010

With a copy to (which shall not constitute notice to the Company):

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Attention: Cynthia A. Rotell

Fax: (213) 891-8763

If to Investor:

Viscaria Limited

c/o Aspen Secretarial Services

Lemesou, 77

Elia House

P.C. 2121, Nicosia, Cyprus

Attention: Secretary of the Company

Fax: + 357 2241 8801

With a copy to (solely in its capacity as investment advisor or investment manager as the case may be), which shall not constitute notice to Investor:

Apax Partners Europe Managers Limited

33 Jermyn Street

London SW1Y 6DN

United Kingdom

Attention:	Salim Nathoo
Rohan Haldea
Fax:	+44 20 7666 6441

and

Apax Partners India Advisers Private Limited

2nd Floor, Devchand House

Shivsagar Estate

Dr Annie Besant Road

Worli - Mumbai 400 018

India

Attention: Shashank Singh

Fax: +91 22 4050 8444

With a copy to (which shall not constitute notice to Investor):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Frederick Tanne, P.C.
Susan J. Zachman

Fax: (212) 446-6460

9.5 Expenses; Transfer Taxes. The Parties shall each pay their own costs and expenses in connection herewith. The Company shall pay any and all documentary, sales, use, registration, stamp or similar issue or transfer Taxes due on or in respect of (a) the Issuance and (b) the issuance shares of Conversion Stock upon the automatic or the Company’s forced conversion of any Preferred Shares held by Investor in accordance with the terms of the Investor Rights Agreement; provided, however, in the case of conversion of the Preferred Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid or does not apply to such transfer. Investor shall pay any and all documentary, sales, use, registration, stamp or similar issue or transfer Taxes due on or in respect of (x) any transfer of Preferred Shares held by Investor to any third parties and (y) the issuance shares of Conversion Stock upon Investor’s voluntary conversion of any Preferred Shares held by Investor in accordance with the terms of the Investor Rights Agreement.

9.6 Amendments and Waivers. No term of this Agreement may be amended, modified, supplemented or otherwise modified without the prior written consent of each Party. Any amendment or waiver effected in accordance with this Section 9.6 shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7 Specific Performance. Each Party hereby acknowledges and agrees that the failure of the other Parties to perform their respective agreements and covenants hereunder, including any failure to take all actions as are necessary by such Party part to consummate the transactions contemplated by the Transaction Documents, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby agrees that any other Party may seek the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations.

9.8 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Documents are fulfilled to the greatest extent possible.

9.9 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

9.10 Entire Agreement. This Agreement, including the exhibits and the Disclosure Schedules, the other Transaction Documents (as and when executed and delivered) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.11 Third Party Beneficiaries. Except as set forth in Section 3.4(b)(iii) and/or Article VII, nothing in this Agreement (implied or otherwise), is intended to confer upon any Person other than the Parties or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9.12 No Personal Liability of Directors, Officers, Owners, Etc. No director, officer, employee, incorporator, shareholder, managing member, member, general partner, limited partner, principal or other agent of Investor or the Company shall have any liability for any obligations of either Party under this Agreement or for any claim based on, in respect of, or by reason of, the respective obligations of the Investors or the Company hereunder. Each party hereto hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.

9.13 Governing Law; CONSENT TO JURISDICTION. This Agreement and any Action or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transactions leading to this Agreement or contemplated hereby and/or the interpretation and enforcement of the rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive Laws of the State of New York applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of Laws thereof. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATED

IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS LEADING TO THIS AGREEMENT OR CONTEMPLATED HEREBY, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, NEW YORK, AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING. EACH OF THE PARTIES WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO SUCH PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.4 ABOVE. NOTHING IN THIS SECTION 9.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR IN EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

9.14 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 9.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY

iGATE CORPORATION

By:	/s/ Sujit Sircar
Name:	Sujit Sircar
Title:	Chief Financial Officer

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

INVESTOR

VISCARIA LIMITED

By:	/s/ Andreas Athinodorou
Name:	Andreas Athinodorou
Title:	Director